                                                                     EXHIBIT 5.1


                       [VINSON & ELKINS L.L.P LETTERHEAD]



WRITER'S TELEPHONE                                           WRITER'S FAX NUMBER
 (214) 220-7700                                                (214) 999-7700

                                August 20, 1998

Aviva Petroleum Inc.
8235 Douglas Avenue
Suite 400
Dallas, Texas  75225

Ladies and Gentlemen:

     We have acted as counsel for Aviva Petroleum Inc., a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act"), of up to 1,149,216 shares (the "Shares") of common stock, without par value (the "Common Stock"), of the Company pursuant to the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on June 30, 1998 (the "Registration Statement").

     In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for purposes of this opinion, including
(i) the Registration Statement, (ii) the Restated Articles of Incorporation of the Company, as filed with the Secretary of State of the State of Texas, (iii) the Bylaws of the Company and (iv) the Agreement and Plan of Merger dated as of June 24, 1998 among the Company, Aviva Merger Inc., a Delaware corporation, and Garnet Resources Corporation, a Delaware corporation (the "Merger Agreement").


     We have assumed that (i) all information contained in all documents reviewed by us is true, correct and complete, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents.

     Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued in accordance with the Merger Agreement, will be validly issued by the Company, fully paid and non-assessable.

     This opinion is limited in all respects to the laws of the State of Texas and the federal laws of the United States of America.

     This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to us under the caption "Legal Matters" in the Registration Statement, and in the Prospectus included in the Registration Statement, as having passed on the validity of the Shares. In giving this consent, we do not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,

                              /s/ VINSON & ELKINS L.L.P.